Standard Financial Corp.

CONTACTS:

Timothy K. Zimmerman
President & Chief Executive Officer
                      412.856.0363

RELEASE DATE:                                                                                                                          Colleen M. Brown
November 18, 2010                                                                                                                            Chief Financial Officer
                         412.856.0363

STANDARD FINANCIAL CORP. ANNOUNCES
STANDARD MUTUAL HOLDING COMPANY 2010 EARNINGS

Monroeville, Pennsylvania – November 18, 2010 – Standard Financial Corp. (NasdaqCM:  STND), the successor to Standard Mutual Holding Company and the parent company of Standard Bank, today announced that Standard Mutual Holding Company (the “Company”) had earnings of $2.9 million for the year ended September 30, 2010, which represents a 36.0% increase in net income compared to net income of $2.1 million for the year ended September 30, 2009.  The Company’s return on average assets and average equity were 0.73% and 6.64%, respectively, for the year ended September 30, 2010 compared to 0.58% and 5.27%, respectively, for the year ended September 30, 2009.  As previously disclosed, on October 6, 2010, Standard Financial Corp. announced the completion of the mutual-to-stock conversion of Standard Mutual Holding Company and Standard Bank, and the related stock offering.  The financial information contained herein relates to Standard Mutual Holding Company, the predecessor to Standard Financial Corp.

Timothy K. Zimmerman, President and Chief Executive Officer of the Company, stated, “We are pleased with the improvement in earnings for 2010.  The current economic and interest rate environment continues to be very challenging for the banking industry.  Our approach has been to remain focused on asset quality, manage the net interest margin and emphasize relationship banking with our customers.  Our net interest margin improved approximately 26 basis points from 2.99% for the year ended September 30, 2009 to 3.25% for the year ended September 30, 2010 and our asset quality ratios remain favorable compared to industry averages.”

Net income for 2010 increased $771,000 compared to the prior year due mainly to an increase in net interest income of $1.8 million or 17.8%.  The provision of loan losses remained consistent at $1.2 million for 2010 compared to $1.1 million for 2009.  Total non-interest expenses were $8.7 million for both years.   Income tax expense was $1.4 million higher in 2010 compared to the prior year due to an increase in income before taxes of $2.1 million or 100% in 2010 compared to 2009.  In addition, income tax expense for 2009 was favorably impacted by the $510,000 reversal of a valuation allowance related to impairment losses recognized on Fannie Mae and Freddie Mac preferred stock.  The $1.5 million impairment losses were recognized in fiscal year 2008 with the tax benefit recorded in fiscal year 2009 due to the timing of the enactment of the Emergency Economic Stabilization Act of 2009.

The Company’s total assets increased by $52.7 million or 13.8% to $435.1 million at September 30, 2010 from $382.4 million at September 30, 2009, due mainly to cash received and held for stock purchases relating to the conversion from mutual-to-stock completed on October 6, 2010.  In addition, loans increased $15.3 million or 5.6% from September 30, 2009 to September 30, 2010.  Non-performing loans at September 30, 2010 totaled $3.9 million or 1.37% of total loans receivable compared to $1.3 million or 0.49% of total loans receivable at September 30, 2009.  At September 30, 2010, the Bank made the determination to classify two commercial participation loans totaling $2.4 million as impaired loans.  These loans were interest only loans which were current as to the interest payments however due to financial difficulties of the commercial borrowers these loans were placed on nonaccrual.  An additional loan loss provision was not considered necessary at September 30, 2010 based on these classifications.

Standard Financial Corp. completed the mutual-to-stock conversion of its subsidiary, Standard Bank, and its related common stock offering on October 6, 2010.  The stock offering resulted in gross proceeds of $34.8 million, through the sale of 3,478,173 shares at a price of $10.00 per share.  Expenses related to the offering were $1.4 million.  Net proceeds of the offering were $33.4 million.   Standard Financial Corp. contributed $15.5 million of the net proceeds of the offering and $1.2 million of common stock to Standard Bank.   In October 2010, the Bank made a donation of the $1.2 million of common stock and $200,000 in cash to Standard Charitable Foundation.  In addition, $2.9 million of the net proceeds were used to fund a loan to the employee stock ownership plan.  The shares of common stock began trading on the Nasdaq Capital Market under the trading symbol “STND” on October 7, 2010.

Standard Financial Corp. is the parent company of Standard Bank, a Pennsylvania chartered savings bank which operates ten offices serving individuals and small to mid-sized businesses in Allegheny, Westmoreland and Bedford Counties, in Pennsylvania and Allegany County in Maryland.  Standard Bank is a Member of the FDIC and an Equal Housing Lender.

This news release may contain a number of forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, including, but not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

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	Standard Mutual Holding Company
	Financial Highlights
	(Dollars in thousands)

OPERATIONS DATA:	Years Ended September 30,
	2010	2009
Interest Income	$ 18,201	$ 18,236
Interest Expense	6,247	8,091
Net Interest Income	11,954	10,145

Provision for Loan Losses	1,179	1,100

Net Interest Income after Provision for Loan Losses	10,775	9,045
Noninterest Income	2,265	1,798
Noninterest Expenses	8,747	8,698

Income before Income Tax Expense	4,293	2,145
Income Tax Expense	1,378	1
Net Income	$ 2,915	$ 2,144

Net Interest Margin	3.25%	2.99%
Return on Average Assets	0.73%	0.58%
Return on Average Equity	6.64%	5.27%

FINANCIAL CONDITION DATA:	At September 30,
	2010	2009
Total Assets	$ 435,103	$ 382,415
Cash and Cash Equivalents	38,988	12,420
Total Investment Securities	77,537	69,244
Loans Receivable, Net	286,066	270,769
Deposits	316,217	286,934
Borrowed Funds	41,249	50,484
Total Net Worth	45,334	42,168

Allowance for Loan Losses to Loans Receivable	1.39%	1.14%
Non-Performing Assets to Total Assets	1.10%	0.61%
Non-Performing Loans to Total Loans	1.37%	0.49%